UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2015

Date of Report

(Date of earliest event reported)

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1536 Newell Ave., Walnut Creek, CA	94596
(Address of principal executive offices)	(Zip Code)

(888) 747-6233
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On July 20, 2015, Sugarmade, Inc. (the “Company”) entered in a Memorandum of Understanding (MOU) to acquire Bao Coc International Paper and Plastic Company Limited a manufacture of high-grade post consumer paper products, including napkins, for the U.S. food industry. Under the terms of the non-binding MOU, the Company will acquire 100% of Bao Coc International Paper and Plastic Company Limited in exchange for a combination of cash, restricted common shares of the Company and a long-term profit sharing incentive to the management team of Bao Coc International Paper and Plastic Company Limited. It is planned that the current management team and all current employees will retain their positions becoming employees of a newly created subsidiary of the Company, which will operate the entity.

Bao Coc International Paper and Plastic Company Limited is located just outside of Ho Chi Minh City in the Socialist Republic of Vietnam. The acquisition is expected to be accretive to the Company’s earnings and is expected to add approximately $800,000 per year to revenues. Several new products are currently being planned under the Bao Coc International Paper and Plastic Company Limited umbrella, which are expected to further boost both revenues and earnings of the operation. Management of the Company believes there are certain synergies to be gained by the integration of Bao Coc International Paper and Plastic Company Limited into the Company, including, but not limited to, costs savings relative to trans-pacific container shipments, increased purchasing power and improved leverage of management talent across multiple operations.

The acquisition is pending mutual due diligence by both parties, an injection of working capital by the Company into Bao Coc International Paper and Plastic Company Limited by the Company, full reporting status being achieved by the Company, completion of an audit of the Vietnamese operation, and other contingencies, which are currently being outlined by the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: July 22, 2015	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer